FOR IMMEDIATE RELEASE

Middlesex Water Company DECLARES

QUARTERLY CASH DIVIDEND

ISELIN, NJ July 25, 2019 -- Middlesex Water Company (NASDAQ:MSEX) announced today that its Board of Directors has declared a cash dividend of $0.24 per share on its common stock payable on September 3, 2019 to holders of record as of August 15, 2019. Middlesex Water has paid cash dividends in varying amounts continually since 1912 and has increased its annual dividend rate for 46 consecutive years.

Middlesex Water currently has a 5% Discount in effect on its Common Stock for participants in the Company’s Investment Plan on purchases made by optional cash payment or dividend reinvestment. The Discount, which commenced January 2, 2019, is anticipated to continue until 200,000 shares are purchased at the discounted price or December 30, 2019, whichever occurs first.

Organized in 1897, Middlesex Water provides regulated and unregulated water and wastewater utility services in New Jersey, Delaware and Pennsylvania through various subsidiary companies.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com